EXHIBIT 23.1


The Board of Directors
Wireless One, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-12449), Form S-3 (No. 333-15475) and Form S-8 (No. 333-
11563) of Wireless One, Inc. of our report dated February 21, 1997, relating to the consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule which report appears in Amendment No. 1 to the December 31, 1996 annual report on Form 10-K of Wireless One, Inc.

                               KPMG PEAT MARWICK LLP


New Orleans, Louisiana
April 10, 1997